Exhibit T3E(4)
                                                                  --------------

                                     NIBCO
                                   1904-2004
                        QUARTERLY REPORT TO SHAREHOLDERS
                               SIX MONTHS ENDED
                                  June 30, 2004

[Photograph Omitted]

Letter to Shareholders

                                                                   June 30, 2004

To Our Shareholders:


I am pleased to report that your Company continues to perform exceptionally well in our centennial year. For the second quarter of 2004, net sales increased 17% to $126 million and net income nearly doubled to $5.6 million compared to the second quarter of 2003.

For the first half of 2004, sales rose 16% to $243 million compared to $210 million for the comparable period in 2003. Net income jumped 71% to $8.8 million from $5.1 million for the first six months in 2003.

The balance sheet at June 30, 2004 displays a picture of a strong company with high liquidity and low leverage. The quick ratio of .93:1 and the funded debt/equity ratio of .47:1 reflect improvement from the already solid balance sheet at June 30, 2003.

Companywide, our associates successfully maintained our margins despite a volatile six months of raw material prices wherein most of our costs doubled. I am proud of our associates' quick reaction time.

TOLCO, our support system division, gained market share and achieved record sales and improved operating profits in the first six months of 2004. I congratulate the newest members of our NIBCO family on their hard work and success.

Our associates are making this historic year a year of great achievement for us as well. While we are all celebrating our proud heritage, we are also positioning the company for an exciting future. In this, our centennial year, I celebrate the accomplishments of my forefathers while praising our current associates for reaching new pinnacles every day.



                                        Sincerely,


                                        /s/ Rex Martin
[Graphic Omitted]
                                        Rex Martin
                                        Chairman, President
                                        and Chief Executive Officer

Consolidated Statements of Income
(In thousands except per share amounts)

                                                   Three months ended        Six months ended
                                                      (Unaudited)               (Unaudited)
                                        -----------------------------------------------------------------
                                                 June 30,     June 30,     June 30,     June 30,
                                                  2004         2003         2004         2003
                                                  ----         ----         ----         ----
NET SALES                                      $ 125,553    $ 107,639    $ 242,836    $ 209,862
                                               ---------    ---------    ---------    ---------
Cost of goods sold                               103,610       89,626      202,440      174,459
                                               ---------    ---------    ---------    ---------
Manufacturing margin                              21,943       18,013       40,396       35,403

Selling, general and administrative expenses      11,584       11,817       23,048       24,661
                                               ---------    ---------    ---------    ---------
Operating Income                                  10,359        6,196       17,348       10,742

Other income (expense), net                         (460)        (276)      (1,091)        (359)
                                               ---------    ---------    ---------    ---------
Earnings Before Interest and Taxes (EBIT)          9,899        5,920       16,257       10,383

Net Interest                                      (1,139)      (1,229)      (2,317)      (2,173)
                                               ---------    ---------    ---------    ---------
Income before taxes                                8,760        4,691       13,940        8,210

Income taxes                                       3,208        1,713        5,130        3,046
                                               ---------    ---------    ---------    ---------
NET INCOME                                     $   5,552    $   2,978    $   8,810    $   5,164
                                               =========    =========    =========    =========

Earnings per Class B share                     $    1.07    $    0.53    $    1.69    $    0.95
                                               =========    =========    =========    =========

Dividends per Class B share                    $    0.06    $    0.06    $    0.12    $    0.12
                                               =========    =========    =========    =========

-----------------------------------------------------------------------------------------------

                                                                   June 30, 2004

Fair Market Price                               Dividends
Effective   March  1,   2004  to                A quarterly dividend of $.06 per
August 31, 2004, the fair market                share  to  Class B  shareholders
price applicable to the "Put and                and  $1.20  per share to Class A
Call"  provision  of NIBCO fully                shareholders   was  declared  on
diluted shares is $47.76.                       April 27, 2004. It is payable to
                                                shareholders  of  record  at the
                                                close  of  business  on  July 6,
                                                2004,  and is enclosed with this
                                                report.

Consolidated Balance Sheets                                               NIBCO
(In thousands except per share amounts)                                   AHEAD OF THE FLOW

                                                                           June 30,
                                                                           --------
                                                                         (Unaudited)
                                                                    2004              2003
                                                                    ----              ----
CURRENT ASSETS:
  Cash and cash equivalents ..................................... $    136         $  1,673
  Accounts receivable ...........................................   94,339           70,887
  Inventories ...................................................   55,309           53,785
  Deferred income taxes .........................................    2,387            3,917
  Other current assets ..........................................    1,897            2,018
                                                                  --------         --------
    Total current assets ......................................... 154,068          132,280

GOODWILL ......................................................      8,193            8,194
NET INTANGIBLE ASSETS .........................................      5,689            6,239

OTHER ASSETS ..................................................      1,211           15,265
NET PROPERTIES AND EQUIPMENT ..................................    107,276          103,668
                                                                  --------         --------
    Total assets  ................................................$276,437         $265,646
                                                                  ========         ========
CURRENT LIABILITIES:
  Short-term borrowings ......................................... $  9,015         $  7,716
  Current maturities of long-term debt ..........................   10,356            8,171
  Accounts payable ..............................................   38,434           28,150
  Other accrued expenses ........................................   43,673           40,307
                                                                  --------         --------
    Total current liabilities .................................... 101,478           84,344

LONG-TERM DEBT ................................................     37,471           47,070
DEFERRED INCOME TAXES .........................................     16,128           15,055

SHAREHOLDERS' EQUITY:
  Class A common stock (voting)-- $20 par value; 2,500 shares
    authorized, 175 shares issued  ...............................   3,500            3,500
  Class B common stock (non-voting)-- $1 par value; 50,000 shares
    authorized, 9,359 shares issued  .............................   9,359            9,359
  Additional paid-in capital ....................................    8,659            6,573
  Accumulated translation adjustment ............................     (476)            (490)
  Retained earnings .............................................  312,050          299,287
                                                                  --------         --------
        .........................................................  333,092          318,229
  Less-- Cost of treasury shares ................................  211,732          199,052
                                                                  --------         --------
    Total shareholders' equity ................................... 121,360          119,177
                                                                  --------         --------
      Total liabilities and shareholders' equity .................$276,437         $265,646
                                                                  ========         ========


BOOK VALUE PER CLASS B SHARE (Class A = 20 X Class B value) ...     $23.51           $22.04
MARKET VALUE PER CLASS B SHARE ................................     $47.76           $44.97

   -----------------------------------------------------------------
   NIBCO INC.                           1516 MIDDLEBURY STREET

   WORLD HEADQUARTERS                   P.O. BOX 1167

                                        ELKHART, IN 46516-1167

                                        USA




                                      NIBCO
                   THE FUTURE OF FLOW CONTROL - FOR 100 YEARS


[Graphic Omitted]